Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Brent Vandermause
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces June and Second Quarter 2023 Catastrophe Losses, Implemented Rates and Prior Year Reserve Reestimates

NORTHBROOK, Ill., July 20, 2023 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of June of $1.01 billion or $799 million, after-tax.
June month catastrophe losses include 18 events estimated at $1.13 billion, with approximately 60% of the losses related to four wind and hail events, partially offset by favorable reserve reestimates for prior events. Total catastrophe losses for the second quarter were $2.70 billion, pre-tax.
Unfavorable prior year reserve reestimates, excluding catastrophes, totaled $181 million in the second quarter with approximately $148 million related to National General brand, primarily driven by personal auto injury coverages, and approximately $31 million related to litigation activity in the state of Florida.
During the month of June, the Allstate brand implemented auto rate increases of 11.6% across 12 locations, resulting in total brand premium impact of 2.6%.
“Allstate continued to implement significant auto and homeowners insurance rate actions as part of our comprehensive plan to improve profitability. Beginning with this month’s release, we are expanding reporting transparency by disclosing implemented homeowners insurance rates monthly. Since the beginning of the year, rate increases for Allstate brand auto insurance have resulted in a premium impact of 7.5%, which are expected to raise annualized written premiums by approximately $1.95 billion and rate increases for Allstate brand homeowners insurance have resulted in a premium impact of 7.4%, which are expected to raise annualized written premiums by approximately $754 million,” said Jess Merten, Chief Financial Officer of The Allstate Corporation. Our implemented rate exhibit for auto and homeowners insurance has been posted on allstateinvestors.com.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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